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                                                                   Exhibit 99.1


                                                                   JDA SOFTWARE
    JDA SOFTWARE GROUP, INC.                         INVESTOR RELATIONS CONTACT:
                                                            Kristen L. Magnuson
    NEWS RELEASE                                     Senior Vice President, CFO
                                                          Phone: (602) 404-5500
                                                   Email: kris.magnuson@jda.com

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             JDA SOFTWARE ANNOUNCES EXPECTED FOURTH QUARTER RESULTS

PHOENIX, ARIZONA - JANUARY 5, 1999 - JDA SOFTWARE GROUP, INC. (NASDAQ: JDAS) today made a series of announcements relating to its operating results, management and business.

PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 1999 RESULTS
Preliminary financial results for the year ended December 31, 1998 show a 52% increase in revenues to approximately $139 million, including software licenses of about $44 million. For the fourth quarter ended December 31, 1998, the Company expects to report revenues in the range of $33 million to $34 million, including software license revenues of about $7.5 million, and earnings per share ranging from a loss of $0.08 to a loss of $0.11. These anticipated results are preliminary and are based on partial information and management assumptions. The Company plans to announce its final results for the quarter on January 28, 1999.

The Company is in the process of evaluating the reasons for the shortfall in software license revenue relative to the Company's operating plan. Preliminarily, it appears that the shortfall resulted from continued softness in the Company's European, Latin American and Asian markets, as well as a shortfall in North American software licenses.

RESTATEMENT OF IN-PROCESS RESEARCH AND DEVELOPMENT WRITE-OFF
The Company also announced that, although it had reported its second quarter results in accordance with established accounting practice and the valuation provided by the Company's independent public accountants, Deloitte & Touche, LLP, it is responding to new guidance from the Securities and Exchange Commission to public accounting firms to revise their current methods regarding in-process research and development write-offs. The Company acquired the Arthur Retail Business Unit on June 4, 1998 (the "Arthur Acquisition"). The Arthur Acquisition was accounted for as a purchase transaction, and the Company included a one-time charge in its second quarter earnings results of $40 million for in-process research and development, in accordance with generally accepted accounting principles.



For Immediate Release                                                      more
January 5, 1999
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JDA Software Reports Q4-98 Preliminary Results

Recently, the Company was advised by its independent public accountants that they would be required to reconsider their valuation in connection with the Arthur Acquisition, applying the new SEC-approved methodology, in order to perform the Company's year-end audit. Based upon the re-valuation performed by the Company's independent public accountants under the new guidance, the amount of in-process research and development charge related to the acquisition of Arthur will be reduced to $17 million, the amount of goodwill recorded will be increased by $23 million and the second quarter earnings will be increased from a loss of $19.3 million or $0.87 per share, to a loss of $5.6 million or $0.24 per share. Third quarter earnings will be reduced by $575,000 due to increased goodwill amortization to $3.5 million net income or $0.15 per share.

MANAGEMENT CHANGES
The Company also announced that Brent W. Lippman has resigned his positions as Chief Executive Officer and director of the Company, effective immediately. James D. Armstrong and Frederick M. Pakis, co-founders and Co-Chairmen of the Board, will both return to the Company on a full-time basis and serve in the capacities of Co-Chief Executive Officers. Mr. Armstrong served as Chief Executive Officer of the Company and Mr. Pakis served as President of the Company from its' inception in 1985 until October 1997.

CHANGE IN RELATIONSHIP WITH BAAN COMPANY
Separately, JDA and Baan Company have agreed not to form a joint venture as the optimum mechanism for developing the Baan/JDA Retail business. JDA and Baan are in the process of establishing an alternative marketing arrangement to sell and support their combined solutions to vertically integrated retailers. This new arrangement is expected to improve the marketing position of the combined product suite.

CONFERENCE CALL INFORMATION
The Company will host a conference call today at 4:45 p.m. EDT to discuss the preliminary results. The following telephone numbers can be used for anyone interested in participating: U.S. and Canadian callers can dial 1-800-450-0788; and parties located outside of U.S. and Canada should dial 320-235-7129. Anyone interested in hearing a replay of the JDA conference call can dial the following numbers through January 19, 1999: U.S. and Canadian callers, 1-800-475-6701, access code: 426478; and international callers, 320-365-3844, access code:
426478.
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JDA Software Reports Q4-98 Preliminary Results


ABOUT JDA SOFTWARE GROUP
JDA Software Group, Inc. (NASDAQ:JDAS) is a global provider of integrated retail software products and professional services for more than 540 clients worldwide. Designed to Optimize the Retail Enterprise, JDA's solution addresses the requirements for the entire retail supply chain: from the corporate level with merchandising, merchandise planning and allocation, decision support and financial systems; to the distribution level with warehouse management and logistics systems; and finally to the store level with point-of-sale and back-office applications. Founded in 1985, JDA employs approximately 1,100 associates operating from 22 offices. With headquarters in Phoenix, Arizona, the company has offices in major cities throughout the United States as well as internationally in Canada, the United Kingdom, France, Germany, Mexico, Brazil, Chile, South Africa, Singapore, and Australia. For more information, refer to JDA's Web site at http://www.jda.com.

This press release may contain forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Future events may involve risks and uncertainties, among which are uncertainties related to international sales, the final development and market acceptance of proposed new products, the effectiveness of sales and marketing programs to promote and distribute new products, actions by competitors which could affect sales, pricing and profitability of the Company's products, management of product transition, the ability of the Company to attract and train the skilled personnel required to implement its products, general market conditions and other risks detailed in the prospectuses relating to the Company's two public offerings, and which are and will be detailed from time to time in SEC reports filed by the Company.